Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Announces Solid Third Quarter 2017 Operating Results with EPS up 9% y/y and Cash from Operations up 9% y/y; Finalized Definitive Agreements with Boeing; Executed $194 Million in Share Repurchases

Third Quarter 2017 Results and Highlights

•	Finalized definitive agreements with Boeing to settle open commercial issues on a range of programs into 2022

•	Revenue of $1.7 billion, up 2% y/y

•	Earnings per share (EPS) of $1.26; up 9% y/y

•	Cash from operations of $291 million, up 9% y/y; Free cash flow* of $240 million, up 12% y/y

•	Repurchased 2.7 million shares for $194 million at an average share price of $72.23
Wichita, Kan., November 1, 2017 - Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported third quarter 2017 financial results driven by solid operating performance.

Table 1. Summary Financial Results (unaudited)
	3rd Quarter			Nine Months
($ in millions, except per share data)	2017	2016	Change	2017	2016	Change
Revenues	$1,748	$1,711	2%	$5,268	$5,223	1%
Operating Income	$211	$214	(1%)	$342	$564	(39%)
Operating Income as a % of Revenues	12.1%	12.5%	(40) BPS	6.5%	10.8%	(430) BPS
Net Income	$147	$145	1%	$232	$362	(36%)
Net Income as a % of Revenues	8.4%	8.5%	(10) BPS	4.4%	6.9%	(250) BPS
Earnings Per Share (Fully Diluted)	$1.26	$1.16	9%	$1.95	$2.80	(30%)
Adjusted Earnings Per Share (Fully Diluted)*	$1.26	$1.16	9%	$4.00	$3.66	9%
Fully Diluted Weighted Avg Share Count	117.0	125.3		119.0	129.0
“This quarter is representative of the reliable results we’ve been working hard to deliver consistently over the last few years,” Spirit President and CEO Tom Gentile said. “There is great momentum here at Spirit with the projected industry growth, planned rate increases, and stable relationships with Boeing and Airbus.”
Revenue
    Spirit’s third quarter 2017 revenue was $1.7 billion, up slightly from the same period of 2016, primarily driven by higher production deliveries on the Boeing 737 and 787 programs and

*Non-GAAP financial measure, see Appendix for reconciliation increased defense-related activity, partially offset by lower production deliveries on the Boeing 777 program and decreased Global Customer Support & Services (GCS&S) activity. (Table 1)
Spirit’s backlog at the end of the third quarter of 2017 was approximately $45 billion, with work packages on all commercial platforms in the Boeing and Airbus backlog.
Earnings
Operating income for the third quarter of 2017 was $211 million, down slightly compared to $214 million in the same period of 2016, primarily due to lower production deliveries on the Boeing 777 program and lower GCS&S activity, partially offset by increased sales on the Airbus A320 and higher recurring and non-recurring activity on the Boeing 737 program. Third quarter EPS was $1.26 per share, up 9 percent compared to $1.16 in the same period of 2016. (Table 1)
Cash
Cash from operations in the third quarter of 2017 was $291 million, up 9 percent compared to $266 million in the same quarter last year. Free cash flow* in the third quarter of 2017 was $240 million, up 12 percent compared to free cash flow of $214 million in the same quarter last year. (Table 2)
Cash balance at the end of the quarter was $727 million. The company’s $650 million revolving credit facility remained undrawn at the end of the quarter.
During the third quarter, Spirit repurchased 2.7 million shares for $194 million. “With the shares repurchased this quarter, we have $598 million remaining on our repurchase authorization,” Gentile said.

Table 2. Cash Flow and Liquidity (unaudited)
	3rd Quarter		Nine Months
($ in millions)	2017	2016	2017	2016
Cash from Operations	$291	$266	$625	$574
Purchases of Property, Plant & Equipment	($51)	($52)	($139)	($157)
Free Cash Flow*	$240	$214	$486	$417
Adjusted Free Cash Flow*	$240	$214	$486	$374

Liquidity			September 28, 2017	December 31, 2016
Cash			$727	$698
Total Debt			$1,089	$1,087

*Non-GAAP financial measure, see Appendix for reconciliation

Financial Outlook and Risk to Future Financial Results
“For 2017 we are reaffirming our guidance. Also, as we highlighted at our recent Investor Day, we have increased our long-term objective for free cash flow as a percent of sales from 6% - 8% to 7% - 9%,” Gentile said.

Table 3. Financial Outlook Reaffirmed November 1, 2017	2017 Guidance

Revenues	$6.8 - $6.9 billion
Earnings Per Share (Fully Diluted)	$2.95 - $3.20
Adjusted Earnings Per Share (Fully Diluted)*	$5.00 - $5.25
Effective Tax Rate	~29%
Cash from Operations	$750 - $850 million
Free Cash Flow*	$500 - $550 million

Risks applicable to our financial guidance are described more fully in the Cautionary Statement Regarding Forward-Looking Statements in this release.

*Non-GAAP financial measure, see Appendix for reconciliation

Segment Results
Fuselage Systems
Fuselage Systems segment revenue in the third quarter of 2017 increased by 9 percent from the same period last year to $957 million, primarily due to higher production deliveries on the Boeing 737 and 787 programs as well as increased defense work and non-recurring activity on certain Boeing programs, partially offset by lower production deliveries on the Boeing 777 program and lower GCS&S activity. Operating margin for the third quarter of 2017 decreased to 15.5 percent, compared to 16.2 percent during the same period of 2016, primarily due to lower GCS&S activity. In the third quarter of 2017, the segment recorded pretax $(2.4) million of unfavorable cumulative catch-up adjustments and net forward losses of $(0.9) million.

Propulsion Systems
Propulsion Systems segment revenue in the third quarter of 2017 decreased 10 percent from the same period last year to $408 million, primarily driven by lower production deliveries on the Boeing 777 program and decreased GCS&S activity, partially offset by higher production deliveries on the Boeing 737. Operating margin for the third quarter of 2017 increased to 18.2 percent, compared to 17.1 percent during the same period of 2016, primarily driven by higher non-recurring revenue on certain Boeing programs. In the third quarter of 2017, the segment recorded pretax $2.4 million of favorable cumulative catch-up adjustments and net favorable change in estimates on forward loss programs of $1.3 million.

Wing Systems
Wing Systems segment revenue in the third quarter of 2017 increased by 1 percent from the same period last year to $382 million, primarily due to higher production deliveries on the Boeing 737, A350 XWB, and A320 programs, partially offset by lower production deliveries on the Boeing 777 program. Operating margin for the third quarter of 2017 decreased slightly to 13.3 percent, compared to 13.6 percent during the same period of 2016. In the third quarter of 2017, the segment recorded pretax $(2.8) million of unfavorable cumulative catch-up adjustments and net forward losses of $(2.4) million.

Table 4. Segment Reporting (unaudited)
	3rd Quarter			Nine Months
($ in millions)	2017	2016	Change	2017	2016	Change
Segment Revenues
Fuselage Systems	$957.0	$880.3	8.7%	$2,812.1	$2,679.7	4.9%
Propulsion Systems	407.9	453.0	(10.0%)	1,250.7	1,373.3	(8.9%)
Wing Systems	382.2	376.8	1.4%	1,201.7	1,161.5	3.5%
All Other	1.1	1.3	(15.4%)	3.9	8.4	(53.6%)
Total Segment Revenues	$1,748.2	$1,711.4	2.2%	$5,268.4	$5,222.9	0.9%
Segment Earnings from Operations
Fuselage Systems	$148.3	$142.5	4.1%	$218.5	$340.9	(35.9%)
Propulsion Systems	74.2	77.5	(4.3%)	188.9	250.9	(24.7%)
Wing Systems	50.9	51.1	(0.4%)	140.2	174.7	(19.7%)
All Other	0.2	0.6	(66.7%)	(0.5)	2.0	**
Total Segment Operating Earnings	$273.6	$271.7	0.7%	$547.1	$768.5	(28.8%)
Unallocated Expense
Corporate SG&A	($48.8)	($52.2)	6.5%	($146.8)	($172.4)	14.8%
Impact of Severe Weather Event	—	—	**	(19.9)	—	**
Research & Development	(9.5)	(5.4)	(75.9%)	(21.2)	(15.9)	(33.3%)
Cost of Sales	(3.9)	0.3	**	(17.0)	(16.0)	(6.3%)
Total Earnings from Operations	$211.4	$214.4	(1.4%)	$342.2	$564.2	(39.3%)
Segment Operating Earnings as % of Revenues
Fuselage Systems	15.5%	16.2%	(70) BPS	7.8%	12.7%	(490) BPS
Propulsion Systems	18.2%	17.1%	110 BPS	15.1%	18.3%	(320) BPS
Wing Systems	13.3%	13.6%	(30) BPS	11.7%	15.0%	(330) BPS
All Other	**	**		**	**
Total Segment Operating Earnings as % of Revenues	15.7%	15.9%	(20) BPS	10.4%	14.7%	(430) BPS
Total Operating Earnings as % of Revenues	12.1%	12.5%	(40) BPS	6.5%	10.8%	(430) BPS

**	Represents an amount equal to or in excess of 100% or not meaningful

Contact information:
Investor Relations: Kailash Krishnaswamy (316) 523-7040
Media: Fred Malley (316) 523-1233
On the web: http://www.spiritaero.com

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “goal,” “forecast,” “intend,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: 1) our ability to continue to grow our business and execute our growth strategy, including the timing, execution, and profitability of new and maturing programs; 2) our ability to perform our obligations under our new and maturing commercial, business aircraft, and military development programs, and the related recurring production; 3) our ability to accurately estimate and manage performance, cost, and revenue under our contracts, including our ability to achieve certain cost reductions with respect to the B787 program; 4) margin pressures and the potential for additional forward losses on new and maturing programs; 5) our ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft; 6) the effect on aircraft demand and build rates of changing customer preferences for business aircraft, including the effect of global economic conditions on the business aircraft market and expanding conflicts or political unrest in the Middle East or Asia; 7) customer cancellations or deferrals as a result of global economic uncertainty or otherwise; 8) the effect of economic conditions in the industries and markets in which we operate in the U.S. and globally and any changes therein, including fluctuations in foreign currency exchange rates; 9) the success and timely execution of key milestones such as the receipt of necessary regulatory approvals and customer adherence to their announced schedules; 10) our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing and our other customers; 11) our ability to enter into profitable supply arrangements with additional customers; 12) the ability of all parties to satisfy their performance requirements under existing supply contracts with our two major customers, Boeing and Airbus, and other customers, and the risk of nonpayment by such customers; 13) any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals, or reduced orders by their customers or from labor disputes or acts of terrorism; 14) any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; 15) our ability to avoid or recover from cyber-based or other security attacks, information technology failures, or other disruptions; 16) returns on pension plan assets and the impact of future discount rate changes on pension obligations; 17) our ability to borrow additional funds or refinance debt; 18) competition from commercial aerospace original equipment manufacturers and other aerostructures suppliers; 19) the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and the United Kingdom Bribery Act, and environmental laws and agency regulations, both in the U.S. and abroad; 20) the effect of potential changes in tax law, such as those outlined in recent proposals on U.S. tax reform; 21) any reduction in our credit ratings; 22) our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components; 23) our ability to recruit and retain highly-skilled employees and our relationships with the unions representing many of our employees; 24) spending by the U.S. and other governments on defense; 25) the possibility that our cash flows and borrowing facility may not be adequate for our additional capital needs or for payment of interest on, and principal of, our indebtedness; 26) our exposure under our existing senior revolving credit facility to higher interest payments should interest rates increase substantially; 27) the effectiveness of any interest rate hedging programs; 28) the effectiveness of our internal control over financial reporting; 29) the outcome or impact of ongoing or future litigation, claims, and regulatory actions; and 30) exposure to potential product liability and warranty claims. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	3rd Quarter		Nine Months
	2017	2016	2017	2016
B737	137	126	399	384
B747	1	2	4	7
B767	8	6	21	19
B777	15	26	55	77
B787	37	30	105	99
Total Boeing	198	190	584	586

A320 Family(1)	146	135	452	427
A330/340	21	17	60	50
A350	18	16	65	50
A380	2	4	10	17
Total Airbus	187	172	587	544

Business/Regional Jets	19	22	67	59

Total	404	384	1,238	1,189

(1) Third quarter 2016 A320 deliveries have been updated to include composite units.

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 28, 2017	September 29, 2016	September 28, 2017	September 29, 2016
	($ in millions, except per share data)
Net revenues	$1,748.2	$1,711.4	$5,268.4	$5,222.9
Operating costs and expenses:
Cost of sales	1,478.5	1,439.4	4,738.3	4,470.4
Selling, general and administrative	48.8	52.2	146.8	172.4
Impact of severe weather event	—	—	19.9	—
Research and development	9.5	5.4	21.2	15.9
Total operating costs and expenses	1,536.8	1,497.0	4,926.2	4,658.7
Operating income	211.4	214.4	342.2	564.2
Interest expense and financing fee amortization	(10.4)	(12.2)	(30.1)	(47.5)
Other income (expense), net	1.9	(0.3)	4.6	(8.7)
Income before income taxes and equity in net income of affiliate	202.9	201.9	316.7	508.0
Income tax provision	(55.9)	(57.3)	(84.9)	(147.8)
Income before equity in net income of affiliate	147.0	144.6	231.8	360.2
Equity in net income of affiliate	0.2	0.5	0.3	1.3
Net income	$147.2	$145.1	$232.1	$361.5

Earnings per share
Basic	$1.27	$1.16	$1.97	$2.82
Shares	115.8	124.4	117.8	128.2

Diluted	$1.26	$1.16	$1.95	$2.80
Shares	117.0	125.3	119.0	129.0

Dividends declared per common share	$0.10	—	$0.30	—

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	September 28, 2017	December 31, 2016
	($ in millions)
Assets
Cash and cash equivalents	$726.6	$697.7
Restricted cash	3.2	—
Accounts receivable, net	851.7	660.5
Inventory, net	1,363.2	1,515.3
Other current assets	67.3	36.9
Total current assets	3,012.0	2,910.4
Property, plant and equipment, net	2,018.7	1,991.6
Pension assets	309.2	282.3
Other assets	197.3	220.9
Total assets	$5,537.2	$5,405.2
Liabilities
Accounts payable	$762.1	$579.7
Accrued expenses	258.3	216.2
Profit sharing	65.7	101.4
Current portion of long-term debt	27.9	26.7
Advance payments, short-term	131.0	199.3
Deferred revenue, short-term	68.3	312.1
Deferred grant income liability - current	21.0	14.4
Other current liabilities	601.7	94.4
Total current liabilities	1,936.0	1,544.2
Long-term debt	1,060.9	1,060.0
Advance payments, long-term	255.6	342.0
Pension/OPEB obligation	40.3	43.9
Deferred revenue and other deferred credits	166.5	146.8
Deferred grant income liability - non-current	44.9	63.4
Other liabilities	273.6	276.1
Stockholders' Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 115,624,845 and 121,642,556 shares issued and outstanding, respectively	1.2	1.2
Additional paid-in capital	1,081.0	1,078.9
Accumulated other comprehensive loss	(153.3)	(186.9)
Retained earnings	2,310.9	2,113.9
Treasury stock, at cost (30,273,833 and 23,936,092 shares, respectively)	(1,480.9)	(1,078.8)
Total stockholders’ equity	1,758.9	1,928.3
Noncontrolling interest	0.5	0.5
Total equity	1,759.4	1,928.8
Total liabilities and equity	$5,537.2	$5,405.2

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Nine Months Ended
	September 28, 2017	September 29, 2016
	($ in millions)
Operating activities
Net income	$232.1	$361.5
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	159.0	149.1
Amortization expense	0.2	0.2
Amortization of deferred financing fees	2.5	18.5
Accretion of customer supply agreement	1.5	3.5
Employee stock compensation expense	15.9	35.7
Excess tax benefits from share-based payment arrangements	—	0.1
Loss from interest rate swap	1.1	—
(Gain) loss from foreign currency transactions	(5.9)	15.9
Loss (gain) on impairment and disposition of assets	7.9	(0.5)
Deferred taxes	29.0	34.7
Pension and other post-retirement benefits, net	(32.5)	(5.0)
Grant liability amortization	(13.9)	(8.6)
Equity in net income of affiliate	(0.3)	(1.3)
Changes in assets and liabilities
Accounts receivable, net	(177.8)	(220.8)
Inventory, net	433.9	257.3
Accounts payable and accrued liabilities	212.8	(18.6)
Profit sharing/deferred compensation	(35.9)	2.8
Advance payments	(154.7)	(101.8)
Income taxes receivable/payable	(36.0)	1.3
Deferred revenue and other deferred credits	(222.8)	26.0
Other	208.5	24.4
Net cash provided by operating activities	$624.6	$574.4
Investing activities
Purchase of property, plant and equipment	(138.7)	(156.8)
Proceeds from sale of assets	0.3	0.6
Net cash used in investing activities	($138.4)	($156.2)
Financing activities
Proceeds from issuance of bonds	—	299.8
Principal payments of debt	(2.3)	(16.7)
Payments on term loan	(12.5)	—
Payments on bonds	—	(300.0)
Taxes paid related to net share settlement awards	(13.8)	(15.2)
Excess tax benefits from share-based payment arrangements	—	(0.1)
Debt issuance and financing costs	(0.9)	(17.2)
Proceeds from financing under the New Market Tax Credit Program	7.6	—
Purchase of treasury stock	(402.1)	(649.6)
Dividends paid	(35.7)	—
Change in restricted cash	(3.2)	—
Net cash used in financing activities	($462.9)	($699.0)
Effect of exchange rate changes on cash and cash equivalents	5.6	(6.1)
Net increase (decrease) in cash and cash equivalents for the period	$28.9	($286.9)
Cash and cash equivalents, beginning of the period	697.7	957.3
Cash and cash equivalents, end of the period	$726.6	$670.4

Appendix

In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this report) provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP measures we use in this report are (i) adjusted diluted earnings per share, (ii) free cash flow, and (iii) adjusted free cash flow, which are described further below. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

Adjusted Diluted Earnings Per Share. To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share (Adjusted EPS). This metric excludes various items that are not considered to be directly related to our operating performance. Management uses Adjusted EPS as a measure of business performance and we believe this information is useful in providing period-to-period comparisons of our results. The most comparable GAAP measure is diluted earnings per share.

Free Cash Flow. Free cash flow is defined as GAAP cash from operating activities, less capital expenditures for property, plant and equipment. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. Management uses free cash flow as a measure to assess both business performance and overall liquidity.

Adjusted Free Cash Flow. Management considers certain items that arise from time to time to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the company’s operating performance and allows more accurate comparisons of the company’s operating results to historical performance. Accordingly, Adjusted Free Cash Flow is defined as free cash flow less these special items. The most comparable GAAP measure is cash provided by operating activities.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Adjusted EPS

	3rd Quarter		Nine Months		Guidance
	2017	2016	2017	2016	2017

GAAP Diluted Earnings Per Share	$1.26	$1.16	$1.95	$2.80	$2.95 - $3.20
Impact of Airbus Agreement, CEO Retirement, and Debt Refinancing [1]	—	—	—	0.86
Impact of MOU with Boeing [2]	—	—	2.05	—	2.05
Adjusted Diluted Earnings Per Share	$1.26	$1.16	$4.00	$3.66	$5.00 - $5.25

Diluted Shares (in millions)	117.0	125.3	119.0	129.0

1 Represents the net earnings per share impact of the Airbus agreement of $0.68, CEO retirement of $0.11 and debt refinancing charge of $0.07.

2 Represents the net earnings per share impact of the MOU with Boeing of $2.05.

Free Cash Flow
($ in millions)

	3rd Quarter		Nine Months		Guidance
	2017	2016	2017	2016	2017

Cash from Operations	$291	$266	$625	$574	$750 - $850
Capital Expenditures	(51)	(52)	(139)	(157)	(250 - 300)
Free Cash Flow	$240	$214	$486	$417	$500 - $550
Cash Received under 787 Interim Pricing Agreement	—	—	—	(43)

Adjusted Free Cash Flow	$240	$214	$486	$374	$500 - $550